SETTLEMENT AGREEMENT AND GENERAL RELEASE

This settlement agreement (“Agreement”) is entered into as of December 31, 2012 by and between Brio Capital, L.P. (“Brio”) and Brio Capital Master Fund Ltd., on the one hand, and World Surveillance Group Inc., formerly Sanswire Corp. and Globetel Communications Corp. (hereafter, “WSGI”) and Glenn D. Estrella (“Estrella” and, with WSGI, the “WSGI Parties”), on the other hand. Brio, Brio Capital Master Fund Ltd. and the WSGI Parties are collectively referred to as the “Parties.”

RECITALS

WHEREAS, on or about March 28, 2011, Brio filed a complaint (“Complaint”) against the WSGI Parties in the Supreme Court of the State of New York, commencing case number 650830/2011 (hereafter, the “Action”). On December 21, 2011, the Court granted Brio’s motion for summary judgment on Brio’s breach of contract claim (the “MSJ Order”). The Parties proceeded to litigate the Action until December 21, 2012, when they reached this settlement in principal.

WHEREAS, in response to the MSJ Order, WSGI issued to Brio 6,215,543 shares of WSGI stock at the end of January 2012. Separately, WSGI and Brio entered into a settlement agreement on February 21, 2012 resolving only the dispute with respect to attorneys’ fees due to Brio under the MSJ Order. Under that agreement, WSGI agreed to pay Brio $57,661.25 in twelve monthly installments, of which WSGI continues to owe $4,805.15 on February 1, 2013, the last payment due under the February 21, 2012 settlement of such issues. If that payment is not made, Brio has the right to an order awarding $60,000 in attorneys’ fees, less payments actually received, among other things. The share issuance and attorney fee settlement are not affected by this Settlement Agreement and none of the obligations thereunder are released by this Agreement (the “Unaffected Rights”).

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WHEREAS, the Action included claims by Brio against the WSGI Parties for compensatory damages based on the alleged wrongful delay in the issuance of shares under Brio’s Warrant Agreement and for punitive damages based on an alleged breach of fiduciary duties, among other claims. The WSGI Parties dispute such claims and contend that Brio is not entitled to any further relief.

WHEREAS, the Parties deny each and every allegation of improper or unlawful statements or conduct alleged against them by the other Parties in the Action; and the Parties deny liability arising from or in connection with any of such allegations or otherwise.

WHEREAS, the Parties desire to settle the claims that were and could have been asserted in the Action and have engaged in arms’ length negotiations, with each Party having been represented by counsel, in a joint effort to settle the Action; and

WHEREAS, the Parties desire to settle the Action on the terms stated herein, subject to approval of the Court of this settlement pursuant to Section 3(a)(10) of the Securities Exchange Act (15 U.S.C. § 77c(a)(10) (1976)) (hereafter, “Section 3(a)(10)”);

NOW, THEREFORE, in consideration of the mutual covenants and agreements, and other good and valuable consideration provided for herein, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.          Exchange of Settlement Documents.

a)         On or about December 31, 2012, each Party shall deliver via overnight courier, fax or email to the other an executed scanned copy of this Agreement, and on or about December 31, 2012 shall have deposited an original of such Agreement in the mail to counsel for the other Party.

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b)         On or about December 31, 2012, the WSGI Parties shall deliver via overnight courier, fax or email to Corrigan & Morris LLP, an executed scanned copy of the Stipulated Judgment setting forth an award in favor of Brio and against the WSGI Parties of $400,000, fully executed and in the form attached hereto at Exhibit 1 (the “Stipulated Judgment”). On or about December 31, 2012, WSGI shall have deposited an original of such Stipulated Judgment in the mail to Corrigan & Morris LLP. Within 10 days after the final share distribution under paragraph 3 hereof is made, if WSGI has fully complied with all of its obligations hereunder, Brio will return to the WSGI Parties or destroy all copies of the Stipulated Judgment.

c)         Within fifteen (15) business days of receipt by counsel for the WSGI Parties of this Settlement Agreement executed by all Parties, the Parties shall jointly file a Motion to Approve Settlement Agreement under Section 3(a)(10), and set the hearing thereon at the earliest time practical on standard notice to obtain the Court’s order on the proposed attached order annexed hereto as Exhibit 2. All Parties will support the granting of that motion. If the motion is denied or not timely approved (within 120 days of filing), this Agreement shall be null and void. Brio shall prepare the joint motion, and WSGI shall promptly cooperate with all aspects of the filing and hearing to seek approval of such motion. The Parties shall also ask the Court to suspend all pre-trial deadlines for the number of days between December 21, 2012 and the date the Court resolves the Settlement Motion, so that Party’s litigation rights are not prejudiced in the event the Court denies the Settlement Motion.

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d)         In the event that the motion set forth in Section 1(c) is granted, Brio shall execute and deliver within seven (7) days to Ledwith & Atkinson a Stipulation of Discontinuance which shall be held in escrow by Ledwith & Atkinson until the final payment of shares as set forth herein is made.

2.          Forbearance Period. Brio agrees to hold the Stipulated Judgment and not to file or otherwise enforce the Stipulated Judgment during the “Forbearance Period.” The Forbearance Period shall begin concurrently upon execution of this Settlement Agreement and shall end if and only in the event that WSGI fails to comply with the share issuance requirements set forth in Section 3, below, and only after notice and the passage of the 10 day cure period set forth below. If this agreement becomes null and void as a result of the Court’s refusal to approve the settlement under Section 3(a)(10), Brio shall destroy or return the Stipulated Judgment and all copies thereof to WSGI.

3.          WSGI Share Issuances to Brio. WSGI shall issue to Brio’s designee, Brio Capital Master Fund Ltd., free trading unrestricted shares, subject to Section 4 below, of its common stock in 12 monthly installments to be delivered to Brio Capital Master Fund Ltd. into Brio Capital Master Fund Ltd.’s brokerage account pursuant to instructions set forth in Exhibit 3. The 12 installments shall be made on the first trading day of each month or as soon thereafter as practical, and in no event later than the first four trading days of such month. For each installment, WSGI shall promptly instruct its Transfer Agent to issue the installment shares via DWAC and notify Brio Capital Master Fund Ltd. of the instruction and amount of shares. Upon notice, Brio or Brio Capital Master Fund Ltd. or its broker shall promptly submit any instructions necessary to initiate, accept and receive such DWAC transfers into Brio Capital Master Fund Ltd.’s brokerage account for each share installment. If the shares are not issued and delivered during the first four trading days of any month, Brio shall have the right to give WSGI written notice of the default. If the default is not cured within 10 calendar days of Brio sending such written notice of default, Brio shall have the right to have the Court enter the Stipulated Judgment and to proceed to enforce that judgment, without further delay. The number of shares to be issued each month will be an amount calculated as follows: (a) $31,250; divided by (b) the price that is the average of the closing bid price of WSGI’s common stock for the last three trading days of the month immediately preceding the month in which the shares are due to be issued. Thus, for example, if the last three trading days in January 2013 reflect closing bid prices reported on OTCMarkets.com of 3.5 cents, 4.0 cents and 4.5 cents, the denominator would be 4.0 cents for the computation of how many shares would be issued on February 1, 2013. Thus, 781,250 shares would be due to be issued on February 1, 2013. The first month that such shares would be required to be issued is the first month following the date that an order is entered by the Supreme Court of New York approving this Settlement Agreement pursuant to Section 3(a)(10).

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4.          Leakout Provision. Upon receiving shares under this Agreement, Brio and Brio Capital Master Fund, Ltd agree to restrict their aggregate selling of such shares to 25% of the daily volume trading of WSGI’s common stock in any particular day of trading as reported by OTCMarkets.com. For example, if 1 million shares are traded on February 2, 2013, Brio, Brio Capital Master Fund, Ltd or their designee would restrict their aggregate sales of stock issued under this Agreement to 250,000 shares on February 2, 2013. Such restriction is renewed each day. Such restriction would not apply to any sales at prices at or more than 6 cents per share. There shall be no limit on Brio, Brio Capital Master Fund, Ltd or their designee’s aggregate sales on multiple days, other than the daily limitation set forth above. Brio or Brio Capital Master Fund, Ltd. shall provide WSGI with monthly reports setting forth the amount of WSGI shares sold each day in the aggregate by Brio and Brio Capital Master Fund, Ltd. Brio and Brio Capital Master Fund Ltd. further agree that any transfers between affiliated parties of Brio or Brio Capital Master Fund Ltd. (excluding the initial DWAC transfer from WSGI to Brio Capital Master Fund Ltd.) shall be included toward the 25% volume limitation set forth above. Brio and Brio Capital Master Fund, Ltd agree that this agreement shall be binding on all affiliated parties who receive transferred shares. The Parties understand that the initial DWAC transfer from WSGI shall be made to Brio Capital Master Fund Ltd., rather than Brio, and that such transfer shall not be treated as a transfer between affiliated parties for purposes of the restrictions hereunder. The Parties also understand that Brio Capital Master Fund Ltd., by signing below, is bound by the provisions of this Agreement, including this paragraph, and that Brio Capital Master Fund Ltd. is an express intended beneficiary of this Agreement entitled to enforce its terms, including the provisions of paragraph 3, above.

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5.          General Release Between Brio and WSGI Parties. Brio and Brio Capital Master Fund, Ltd, on the one hand, and the WSGI Parties, and each of them, on the other hand, effective upon approval of the Settlement Agreement by the Court and except for the obligations contained in this agreement, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, do hereby absolutely, fully, and forever release, relieve, waive, relinquish, and discharge the other, and each of them, as well as each of their respective successors, predecessors, assigns, affiliates, principals (including, without limitation, Glenn Estrella and Shaye Hirsch), parent companies, subsidiary companies, officers, directors, joint venturers, franchisors, shareholders, members, partners, agents, servants, employers, employees, heirs, distributees, beneficiaries, executors, representatives, administrators, accountants, attorneys, insurers, guarantors and each of them (the “Releasees”), from any and all claims, affirmative defenses, liabilities, demands, judgments and causes of action of any kind or nature, in law or in equity, whether known or unknown, whether fixed or contingent, whether actual or alleged, which existed at the time of the signing of this Agreement, whether or not arising from or related to the facts alleged by Brio and/or the WSGI Parties in the Action or that could have been alleged by any of such parties in such Action, and any cross-complaint, counter-complaint, answer or other pleading that was or could have been filed by any of the Parties or that arose in connection with any of the matters stated in the Recitals to this Agreement. Notwithstanding the foregoing, nothing herein is intended to alter, amend, release or otherwise affect the Unaffected Rights and/or the obligations arising under this Agreement. Also, notwithstanding the foregoing, if the Court does not timely (within 120 days of the execution of this Settlement Agreement) approve the settlement agreement, such releases shall be null and void.

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6.          Further Actions. Each of the Parties agrees to take such actions and/or to execute such documents as reasonably may be necessary to effectuate, achieve, or/and clarify the purposes of this Agreement.

7.          No Assignment. Each of the Parties represents and warrants to each of the other Parties that, except as provided herein, said Party has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity not a party to this agreement any right, claim, demand, damage, debt, liability, obligation, account, reckoning, cost, expense, lien, action, or cause of action which the party has ever had against any of the other Parties to this agreement, or any part or portion thereof. Each of the Parties to this agreement agrees to indemnify each of the other Parties, and to hold each of them harmless, of, from, and against any and all rights, claims, demands, damages, debts, liabilities, obligations, accounts, reckonings, costs, expenses, liens, actions, or causes of action (including the payment of reasonable attorneys' fees and costs, whether or not litigation is commenced), based on, arising out of or in connection with, or otherwise attributable to, any such transfer or assignment.

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8.          No Waiver of Breaches. No delay in exercising any right or remedy hereunder shall constitute a waiver thereof, and no waiver by a Party of a breach of this agreement shall be a waiver of any preceding or succeeding breach.

9.          Representations and Warranties.

a)         The WSGI Parties, Brio and Brio Capital Master Fund, Ltd represent and warrant to the other Parties that nothing contained in this Agreement violates the terms of any other agreement or any applicable law. The WSGI Parties expressly represent and warrant the issuance of the shares under the terms of this Agreement by WSGI would not constitute or cause a breach of any WSGI shareholder rights or trigger the requirement that WSGI must issue or sell additional shares to any other person, including, without limitation, to any of the WSGI Parties (except as otherwise provided in this Agreement), and including, without limitation, any anti-dilution provision under any contract or security to which WSGI is a party or an issuer.

b)          Within four business days of the Court approving the settlement, WSGI shall disclose the material terms of this settlement in a form 8-K filed with the Securities and Exchange Commission.

c)         No representations or warranties have been or are being made by any of the Parties, including their parents, subsidiaries, affiliates, predecessors, successors, assigns, officers, directors, shareholders, members, partners, employees, agents or representatives, in connection with the purchase and sale of the securities being made pursuant to the Agreement, except as expressly stated herein.

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d)         This Agreement and the releases contained herein shall not be deemed an admission by any of the Parties of any sort. No right shall inure to any third party from the obligations, representations and agreements made or reflected herein.

e)         Each of the Parties acknowledges that it has read this Agreement, has been, or has had the opportunity to be, represented by independent counsel of his or its own choice in connection with the circumstances leading up to the execution of the Agreement, understands its terms, conditions and consequences, and is freely and voluntarily entering into this Agreement.

f)         Nothing in the Agreement shall release or waive the obligations or rights set forth in this Agreement.

g)         The parties represent to the Court that the terms of this Agreement are fair to Brio.

10.         Terms of Agreement Are Contractual. It is expressly understood and agreed that the terms of this Agreement (including the recitals in the preamble) are contractual and not merely recitations and that the agreements herein contained are to compromise doubtful and disputed Claims, avoid litigation, and buy peace and that no releases or other consideration given shall be construed as an admission of liability, all liability being expressly denied by each released Party hereto.

11.         Notice. Any notice required or appropriate under this Agreement shall be given at the Parties’ addresses given below, as may be amended, and shall be deemed to have been successfully sent and delivered on the date that such notice is either (a) actually received by air courier or messenger, evidenced by the signature of the parties; or (b) sent via fax and email to both the party to whom notice is intended, and with a copy of such notice to the parties’ counsel, listed below.

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If to Brio:

shaye@briocapital.com

Shaye Hirsch

Brio Capital Management LLC

100 Merrick Rd, Suite 401W

Rockville Centre, NY 11570

New York, NY 10016

Tel: (516) 536-0500

Fax: (646) 390-2158

With a copy to:

Brian T. Corrigan, Esq.

Corrigan & Morris, LLP

201 Santa Monica Boulevard, Suite 475

Santa Monica, California 90401-2212

Email: bcorrigan@cormorllp.com

Fax: 310-394-2825

Phone: 310-394-2828

If to WSGI Parties:

World Surveillance Group Inc.

Attention: Barbara Johnson

State Road 405

Building M6-306A

Room 1400

Kennedy Space Center, FL 32815

bjohnson@wsgi.com

O: (321) 452-3545; F: (321) 452-8965

With a copy to:

Thomas D. Atkinson, Esq.

Ledwith & Atkinson

14 St. James Place Lynbrook, New York 11563

O: (516) 593-1771 | F: (516) 593-1816 - fax

tatkinson@ledwithatkinson.com

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12.         Binding Agreement. The provisions of this Agreement shall be binding upon, and shall obligate, extend to, and inure to the benefit of, each of the legal successors, assigns, transferees, grantees, and heirs of each of the Parties, and all persons who may assume any or all of the above-described capacities subsequent to the execution of this Agreement.

13.         Entire Agreement. This Agreement contains the final, complete, exclusive, and entire agreement and understanding concerning the matters referenced in the Recitals between the Parties (except as noted hereafter in this paragraph), and supersedes and/or replaces any and all prior negotiations, proposed agreements, and agreements, whether written or oral on such subject matter. Each of the Parties acknowledges that no other Party, nor any agent or attorney of any other Party, has made any promise, representation, or warranty whatsoever, express or implied, which is not contained herein concerning such subject matter, to induce the Party to execute this Agreement, and acknowledges that the party has not executed this Agreement in reliance upon any such promise, representation, or warranty not contained herein.

14.         Modification. This Agreement may not be modified except by a writing signed by all Parties affected by such purported modification.

15.         Severability. In the event that any portion of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining portions of this Agreement and the application thereof shall not in any way be affected thereby.

16.         Interpretation.

a.           Whenever in this Agreement the context may so require, the neuter gender shall be deemed to refer to and include the masculine and the feminine, the singular number shall be deemed to refer to and include the plural, and vice versa.

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b.           This Agreement is the result of negotiations, and no Party shall be deemed to have drafted this Agreement for purposes of construing any portion of the Agreement for or against any Party.

c.           The descriptive headings in this Agreement are included for convenience of reference and are not intended to affect the meaning or construction of any of the provisions herein.

d.           Any exhibit attached hereto shall be deemed to have been incorporated herein by this reference as if set forth herein at length.

17.         Attorneys’ Fees and Costs. The Parties agree that except as otherwise included in the consideration exchanged in this Agreement and the Unaffected Rights, the Parties agree to bear their own costs and attorneys fees incurred to date, if any. In the event that one of the Parties is required to incur attorneys’ fees and/or costs to enforce or interpret any provision of this Agreement in an action against another Party, or is required to defend any action brought by any other Party, based on, arising from or related to this Agreement or to a matter released under this Agreement, the unsuccessful Party agrees to pay to the prevailing Party its reasonable attorneys’ fees and costs.

18.         Governing Law and Jurisdiction. This Agreement shall in all respects be interpreted, enforced, and governed by and under the laws of the State of New York without giving effect to its conflicts of law provisions. The Parties each expressly agree and consent to the appropriateness of the venue and jurisdiction of the State of New York in the City of New York and all state and federal courts having geographical jurisdiction for such County as the exclusive forum for the purposes of any action to enforce or interpret this Agreement.

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19.         Capacity to Execute. Each of the Parties, and each person signing this Agreement, represents and warrants that it and its representative(s) executing this Agreement on its behalf each has the authority and capacity to execute this Agreement, to make its warranties and representations, to perform its covenants, to give its releases, and to fulfill its conditions.

20.         Counterparts. Except as otherwise provided herein, the Parties may execute this Agreement, and any modification(s) hereof, in two or more counterparts which shall, in the aggregate, be signed by all of the Parties. Each counterpart shall be deemed an original instrument as against any Party who has signed it. A faxed or scanned copy of the signature of any of the Parties shall have the same force and effect as an original signature of such Party.

21.         Time of the Essence. To the extent that performance is to be governed by time, time shall be deemed to be of the essence hereof.

WHEREFORE, the Parties have executed this agreement on the day and year set out next to each of their signatures.

Dated: January __, 2013	BRIO CAPITAL, L.P.

By:
Print Name:
Title:

Dated: January __, 2013	BRIO CAPITAL MASTER FUND, LTD

By:
Print Name:
Title:

Dated: January __, 2013	WORLD SURVEILLANCE GROUP INC.

By:
Print Name:
Title:

Dated: January __, 2013	GLENN D. ESTRELLA

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